Exhibit 23.1
Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-149932 and Form S-8 No. 333-143094) of Cavium Networks, Inc of our report, dated February 24, 2009, on the financial statements of W&W Communications, Inc. and its subsidiaries as of and for the years ended December 31, 2007 and 2006, which appear in this form 8-K/A.
/s/ Armanino McKenna LLP
San Ramon, California
February 24, 2009